AMEC-Cade

JOSE DOMINGO CANAS 2640 - TEL. (562) 6406600 - amec-cade@amec.com - FAX: (562) 2745315 - SANTIAGO - CHILE

White Mountain Titanium Corporation
Enrique Foster Sur 20
Piso 19 Las Condes
Santiago Chile

Gentleman:

We hereby consent to the inclusion in this Form S-1/A Registration Statement of White Mountain Titanium Corporation of the information in our Preliminary Process Engineering and Costing Report dated March 2008 relating to the Cerro Blanco project, referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

Date: April 6, 2009

Empresa afiliada a la Asociacion de Ingenieros Consultores de Chile A.G.